FORM 15.--CERTIFICATION AND NOTICE OF TERMINATION OF
            REGISTRATION UNDER SECTION 12(g) OR SUSPENSION OF DUTY TO
                 FILE REPORTS UNDER SECTIONS 13 AND 13(d) OF THE
                             SECURITIES EXCHANGE ACT

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                      Commission file number       0-18558
                                                             -------------------

                          Northstar Income Fund-I, L.P.
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             (Exact name of registrant as specified in its charter)


                 CAI Equipment Leasing I Corp., General Partner
7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235  (303) 980-7583
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Address,  including zip code,  and  telephone  number,  including  area code, of registrant's principal executive offices)


                  Unit of Class A Limited Partnership Interest
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      |X|               Rule 12h-3(b)(1)(i)       |_|
    Rule 12g-4(a)(1)(ii)     |_|               Rule 12h-3(b)(1)(ii)      |_|
    Rule 12g-4(a)(2)(i)      |_|               Rule 12h-3(b)(2)(i)       |_|
    Rule 12g-4(a)(2)(ii)     |_|               Rule 12h-3(b)(2)(ii)      |_|
                                               Rule 15d-6                |_|

Approximate  number of holders of record as of the certification or notice date:
3,127
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Pursuant to the  requirements  of the  Securities  Exchange Act of 1934 (Name of
registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 14, 1998
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By:    /s/John F. Olmstead
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       John F. Olmstead, President
       CAI Equipment Leasing I Corp., General Partner
       Northstar Income Fund-I, L.P.

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an office of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed under the signature.